CHOICE HOTELS APPOINTS STEPHEN P. JOYCE TO BOARD OF DIRECTORS

Silver Spring, MD (April 30, 2008) - Choice Hotels International (NYSE: CHH) today announced that its board of directors has appointed Stephen P. Joyce (48) as a director. Effective May 1, 2008, Mr. Joyce will serve as president and chief operating officer of Choice Hotels International.

"Steve Joyce brings extensive domestic and global experience in franchising, development, and operations to our board of directors," said Stewart Bainum, Jr., chairman, Choice Hotels International. "Steve is a strong addition to our board, and I look forward to his many contributions."

Mr. Joyce spent his entire 26-year career at Marriott International, where he most recently served as executive vice president, global development/owner and franchise services. Under his management, Marriott's franchise development growth increased at a substantial pace, and the quality of its hotel portfolio improved significantly. Mr. Joyce has a longstanding reputation as a results-driven, strategic and collaborative leader.

"Steve is very well-regarded in the hotel franchising community," said Charles A. Ledsinger, Jr., vice chairman and chief executive officer, Choice Hotels International. "His expertise will be beneficial as we strengthen our ten brands and the services we provide our hotel owners while remaining focused on continued profitable growth."

Mr. Joyce's appointment at Choice positions him to succeed Mr. Ledsinger in October 2008. At that point, Choice plans to name Mr. Joyce President and CEO, with Mr. Ledsinger remaining with the company as vice chairman.

About Choice Hotels

Choice Hotels International franchises more than 5,600 hotels, representing more than 455,000 rooms, in the United States and 38 countries and territories. As of March 31, 2008, 986 hotels are under development in the United States, representing 79,276 rooms, and an additional 96 hotels, representing 8,321 rooms, are under development in more than 20 countries and territories. The company's Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands serve guests worldwide.

Additional corporate information may be found on the Choice Hotels Web site, which may be accessed at www.choicehotels.com.

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Choice Hotels, Choice Hotels International, Cambria Suites, Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn are proprietary trademarks and service marks of Choice Hotels International.

© 2008 Choice Hotels International, Inc. All rights reserved.

Contact

David Peikin

Senior Director, Corporate Communications

david_peikin@choicehotels.com

(301) 592-6361